$75,000.00                                             December 19, 2000



                                 PROMISSORY NOTE



FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of Sonus Corp., a Yukon Territory, Canada corporation (hereinafter referred to as "Holder"), the principal sum of Seventy-Five Thousand and no/100 Dollars ($75,000.00) with interest thereon at the rate of nine and one-half percent (9.5%) per annum. Principal and interest shall be payable in lawful money of the United States of America at 111 SW Fifth Avenue, Suite 1620, Portland, Oregon, 97204, or at such other place as Holder may designate in writing. Principal and interest shall become due and payable on December 19, 2001.

Maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, attorney's fees and expenses, including on any appeal. Such costs shall be added to the balance of principal and interest then due.

Maker, for himself and his successors and assigns, hereby waives presentment, demand, notice and protest and any defense by reason of extension of time for payment or other indulgences. Failure of the Holder to assert any right herein shall not be deemed to be waiver hereof.

This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the state of Oregon.

                                     Maker:



                                    /s/ Brandon M. Dawson
                                    ------------------------------------
                                    Brandon M. Dawson, an individual